Exhibit 99.1

│ PRESS RELEASE │

FOR IMMEDIATE RELEASE:     September 5, 2012

Stillwater Mining Company Announces Retirement of John Stark

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) (TSX: SWC.U) reported today that John Stark, the Company’s Executive Vice President, Chief Commercial Officer and Corporate General Counsel, has announced his retirement from the Company.

Mr. Stark joined Stillwater Mining Company in 1999 as Vice President of Human Resources and subsequently has also served in numerous other executive capacities. His portfolio has included key responsibilities with regard to marketing and market development, environmental compliance and safety, as well as overseeing the Company’s processing facilities and recycling business unit. He also was instrumental in negotiating the acquisition of Marathon PGM Corporation in late 2010, and in the sale earlier this year of a 25% interest in the Marathon Project to a subsidiary of Mitsubishi Corporation.

Commenting on Mr. Stark’s departure, Frank McAllister, the Company’s Chairman and CEO, observed, “John has played an important role over the years in the strategic growth and development of Stillwater Mining Company. He has been a valuable member of our management team and I appreciate his dedicated service. We at Stillwater will miss him and wish him all the best in his future endeavors.”

About Stillwater Mining Company:

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971